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                                                                       Exhibit 7

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                 AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 30, 1988 (the "Agreement"), by and between CRS SIRRINE, INC., a Delaware corporation (the "Company"), and BRUCE W. WILKINSON (the "Executive").

                              W I T N E S S E T H:

                 WHEREAS, the Executive is President and Chief Executive Officer of the Company; and

                 WHEREAS, the Board of Directors of the Company recognizes the valuable and important contribution that the Executive has made to the growth and success of the Company and desires to assure the Executive of his continued employment by the Company in an executive capacity following the Operative Date (as hereinafter defined) or in the event of a Change in Control (as hereinafter defined), and to compensate the Executive therefor; and

                 WHEREAS, the Executive desires to commit himself to serve the Company following the Operative Date or a Change in Control on the terms herein provided; and

                 WHEREAS, the Company and the Executive entered into
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an Employment Agreement, dated as of February 25, 1988, as amended by an
Amendment, dated as of February 25, 1988 (the "Employment Agreement"), and the Company and the Executive now desire to amend and restate the Employment Agreement in its entirety as set forth herein;

                 NOW, THEREFORE, in consideration of the Executive's continued service to the Company in accordance with the Company's policies, procedures and practices prior to the earlier to occur of the Operative Date or a Change in Control and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

                 The Employment Agreement is hereby amended and restated in its entirety to be and read as hereinafter set forth, to be effective as of the date hereof (the "Effective Date") and the provisions of Articles I through VI hereof to be operative and the Executive to be subject to the obligations and entitled to the benefits thereof only on and after the Operative Date or a Change in Control (provided that the Executive is then in the employ of the Company), it being understood that prior to the Operative Date or a Change in Control, the Executive's employment with the Company may be terminated by the Company at any time at the convenience of the Board of Directors of the Company in conformity with past practices of the Board and without any obligation or





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liability to the Executive under this Agreement, in which event this Agreement shall thereupon terminate and be of no further force or effect.

                 "Term" as used in this Agreement shall mean the period commencing on June 30, 1988 and expiring on June 30, 1991 (unless sooner terminated or extended as hereinafter set forth); provided, however, that

                 (a) upon the occurrence of a Change in Control, the term of this Agreement shall be extended automatically until the third anniversary of the date on which the Change in Control occurs (unless the term of the Agreement has expired prior to such third anniversary in accordance with the provisions of paragraph (c) of this definition);

                 (b) commencing on June 30, 1988 and each June 30th thereafter, the term of this Agreement shall be extended automatically for one additional year unless (i) the term of the Agreement has previously expired in accordance with the provisions of paragraph (c) of this definition, or (ii) not later than the May 1st immediately preceding such June 30th, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of this Agreement will not be extended; and





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                 (c)      the term of this Agreement shall expire upon the
         earlier to occur of (i) the Company's termination of the Executive's employment pursuant to the provisions of the preceding paragraph prior to the Operative Date or a Change in Control, or (ii) the Company's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, in either case following the Operative Date, or a Change in Control.

                 The Company shall notify the Executive in writing of the occurrence of the Operative Date or a Change in Control within two weeks thereafter.

                                   ARTICLE I

                                  BASIC TERMS

                 SECTION 1.1. DEFINED TERMS. The defined terms in Schedule A hereto are incorporated herein by reference as if fully set forth herein.

                 SECTION 1.2. TERM. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the Term of this Agreement.

                 SECTION 1.3. POSITION AND DUTIES. On and after the Operative Date or a Change in Control, as the case may be, the Executive shall serve as President and Chief





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Executive Officer of the Company, reporting only to the Board, and shall have the powers, duties and responsibilities of Chief Executive Officer of the Company, and shall have such other powers, duties and responsibilities as may from time to time be assigned to him by the Board, provided that such duties are consistent with the Executive's present duties and with his position as Chief Executive Officer of the Company. Notwithstanding the foregoing, if immediately prior to the Operative Date or a Change in Control, as the case may be, the Executive shall occupy a different executive position with the Company having supervision and control over, and responsibility for, different or additional operations of the Company with different or additional powers, duties and responsibilities, then, following the Operative Date or the Change in Control, as the case may be, the Executive shall serve in such executive position and shall have supervision and control over, and responsibility for, such operations of the Company and shall have such other powers, duties and responsibilities as may from time to time be assigned to him by the Board, provided that such duties are consistent with the Executive's duties and his executive position immediately prior to the Operative Date or the Change in Control, as the case may be. The Executive shall devote such time and effort to the business and affairs of





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the Company as is normally required at such time under generally accepted practices for executives with his position, responsibilities, powers and duties.

                 SECTION 1.4. COMPENSATION AND BENEFITS. Effective on and after the Operative Date or a Change in Control, as the case may be, the Executive shall be entitled to the following compensation and benefits throughout the Term, except as otherwise provided in this Agreement:

                 (a)      Base Salary;

                 (b) prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the Company's policy for senior executives) in performing services hereunder and receipt of those fringe benefits and perquisites that are determined by the Company to be commensurate with the Executive's position;

                 (c) continuing participation (consistent with past practices but providing proportional participation in any awards covering periods extending beyond the Term) in the CRS Sirrine, Inc. Senior Management Incentive Award Plan and Discretionary Bonus Plan, CRS Sirrine, Inc. Employee Bonus Plan, and any other Company incentive compensation plans and arrangements in effect immediately prior to the Operative Date or the Change in





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Control, as the case may be (or plans or arrangements providing the Executive with substantially equivalent benefits);

                 (d) continuing participation in, and continuation of the Executive's rights under, the CRS Sirrine, Inc. Senior Management Deferred Compensation Plan, the CRS Sirrine, Inc. Employee Incentive Stock Option Plan, the CRS Sirrine, Inc. Employee Non-Qualified Stock Option Plan, and the CRS Sirrine, Inc. Supplemental Executive Retirement Plan, in each case as in effect immediately prior to the Operative Date or the Change in Control, as the case may be (or plans or arrangements providing the Executive with substantially equivalent benefits); and

                 (e) continuing participation, consistent with past practices, in all other employee benefit plans and programs of the Company (including, without limitation, life, long-term disability and accident insurance, and medical, dental, hospitalization, health, cafeteria and other welfare plans) that are available to employees generally or to key management employees, and that are in effect immediately prior to the Operative Date or the Change in Control, as the case may be (or plans or arrangements providing the Executive with substantially equivalent benefits).





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Amounts paid to the Executive under subsections (b) through (e) of this Section
1.4 shall be in addition to the compensation required by subsection (a) of this
Section 1.4.

                 SECTION 1.5. TERMINATION.

                 (a) Death. The Executive's employment hereunder shall terminate upon his death.

                 (b) Disability. The Executive's employment hereunder shall terminate effective upon the Date of Termination on account of his Disability.

                 (c) Retirement. The Executive's employment hereunder shall terminate effective upon the Date of Termination on account of his Retirement.

                 (d) Cause. The Company may terminate the Executive's employment hereunder for Cause effective as of the Date of Termination on account of such termination for Cause.

                 (e) Resignation by the Executive. The Executive's employment hereunder shall terminate effective upon the Date of Termination on account of the Executive's resignation, whether or not for Good Reason. Resignation for Good Reason shall not be deemed a voluntary termination for the purposes of any plan, program, or arrangement that excludes (or denies or reduces benefits for) employees who voluntarily





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         terminate their employment.

                 (f) Expiration of Term. If not earlier terminated, the Executive's employment hereunder shall terminate upon the expiration of the Term.

                 SECTION 1.6. COMPENSATION UPON TERMINATION.

                 (a) Death. If the Executive's employment is terminated by reason of his death, the Company shall have, by reason of the Executive's death, no further obligations to the Executive, his spouse, his beneficiaries, his heirs, or his estate under this Agreement, and the rights of the Executive and his spouse, beneficiaries, heirs, and estate after the Date of Termination shall be determined in accordance with the Company's employee benefit plans and insurance and other programs then in effect.

                 (b) Disability. If the Executive's employment is terminated by reason of his Disability, the Company shall have, by reason of his termination on account of Disability, no further obligations to the Executive under this Agreement, and the rights of the Executive shall be determined in accordance with the Company's employee benefit plans and programs then in effect, including without limitation any short-term disability plan and long-term disability plan.





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                 (c)      Retirement; Resignation for other than Good Reason;
         Termination for Cause. If the Executive's employment is terminated by Retirement, or if the Executive resigns from his employment other than for Good Reason, or if the Executive's employment is terminated for Cause, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have, by reason of such Retirement, resignation, or termination, no further obligations to the Executive under this Agreement. The Executive's rights after the Date of Termination shall be determined in accordance with the Company's employee benefit plans then in effect.

                 (d) Termination without Cause Other than a Qualifying Termination; Resignation for Good Reason Other than a Qualifying Termination. (i) If at any time after the Operative Date but prior to a Change in Control or if at any time following three years after a Change in Control the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment with the Company for Good Reason within six months after such Good Reason arises or prior to the expiration of the Term of this Agreement,





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         whichever occurs first, then in either such event:

                          (A) the Company shall continue to pay the Executive his full Base Salary for the duration of the Term of this Agreement, but in no event for a period of less than 12 months following the Date of Termination;

                          (B) the Company shall maintain in full force and effect for the Executive's continued benefit, for the duration of the Term of this Agreement, but in no event for a period of less than 12 months following the Date of Termination, all employee benefit plans, programs, and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, and coverage, credits, benefit accrual, and vesting, as applicable, shall continue in respect of the Executive under such plans, programs, and arrangements. However, to the extent that the foregoing is not possible or permissible under the general terms and provisions of any such plan, program, or arrangement, the Company shall arrange, for the duration of the Term of this Agreement,





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                 but in no event for a period of less than 12 months following the Date of Termination, to provide the Executive with benefits substantially similar and economically equivalent to those that the Executive is entitled to receive under such plans, programs, and arrangements. For this purpose, economic equivalence shall be determined by an independent actuarial or benefits consultant retained by the Company.

                 (ii) The Executive shall not be required to mitigate the amount of any payment or benefit provided for under this subsection
         (d) by seeking other employment or otherwise, provided, however, that:

                          (A)     to the extent that the Executive
                 shall receive compensation and benefits after the first anniversary of the Date of Termination from full-time employment, including self-employment, the payments to be made by the Company under paragraph (i)(A) of this subsection (d) and the benefits to be provided by the Company under paragraph
                 (i)(B) of this subsection (d) shall be correspondingly





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                 reduced to reflect compensation and benefits from such
                 employment; and to the extent the Executive receives payments under a disability insurance policy, whether such policy is owned by the Company or by the Executive, the payments to be made by the Company under paragraph (i)(A) of this subsection
                 (d) shall be correspondingly reduced to reflect such disability insurance payments; and

                          (B) such reductions shall, in the event of any question, be determined jointly by the firm of certified public accountants regularly employed by the Company and a firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the firms of certified public accountants consider such advice necessary, and, in the event such accounting firms are unable to agree on a resolution of the reduction issue, such reductions shall be determined by an independent firm of certified public accountants selected jointly by both accounting firms, and in the absence of such designation, such reductions shall be





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                 determined by an independent firm of certified public
                 accountants selected as provided in the Commercial Arbitration Rules of the American Arbitration Association for the appointment of a neutral arbitrator. Each accounting firm shall simultaneously furnish to the Company and the Executive a written report of the reductions, including a specific explanation of how the reductions were determined. All expenses incurred in determining such reductions (including without limitation any fees or amounts payable to the American Arbitration Association), whether incurred by the accounting firms, by the Company, or by the Executive, shall be paid directly by the Company.

         (e) Qualifying Termination. (i) If within three years after a Change in Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment with the Company for Good Reason within the earlier to occur of six months after such Good Reason arises or three years after the Change in Control, then a "Qualifying Termination" shall have





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         occurred, provided, however, that a Qualifying Termination shall not occur if the Executive's employment with the Company terminates by reason of the Executive's Retirement, Disability or death. A Qualifying Termination may occur even though the Executive retires from employment with the Company other than by reason of Retirement or Disability.

                 (ii) In the event of a Qualifying Termination the Company shall pay to the Executive a cash amount equal to the sum of:

                          (A)     2.5 multiplied by the Base Amount, plus

                          (B) the Reimbursement Amount, where the Base Amount shall be an amount equal to the greater of:

                                  (1)   the sum of

                                        (a)     the Executive's Base Salary,
                                  plus

                                        (b)     the Aggregate Bonus earned by
                                  the Executive


                 for the twelve month period ending immediately prior to the Change in Control; or

                                  (2)   the sum of

                                        (a)     the Executive's Base





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                                  Salary, plus

                                        (b)     the Aggregate Bonus earned by
                                  the Executive,

                          for the twelve-month period ending immediately prior to the occurrence of the Qualifying Termination.

                          (iii) The Company shall make the payment to the Executive pursuant to this subsection (e) in a lump sum within 30 days of the Qualifying Termination; provided that if before the Change in Control the Executive elects in writing to have such payment made in installments, the Company shall make the payment in either 24 or 36 consecutive monthly installments, as elected by the Executive. The monthly installments shall begin on the first day of the first month that commences after the Qualifying Termination occurs. If the Company makes installment payments to the Executive in accordance with this subsection (e), interest shall accrue on the unpaid balance of the installments, commencing on the date of the Qualifying Termination. The interest shall accrue and be compounded monthly. The interest rate shall be equal to 120 percent of the publicly announced





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                 prime rate of Texas Commerce Bank prevailing on the first
                 business day of each month, effective for the ensuing month, but not in excess of any legally permitted rate. The interest rate shall be adjusted at the beginning of each month. The amount of each installment shall be equal to (A) the unpaid balance of the payment prescribed by paragraph (ii) of this subsection (e), plus the interest that has accrued thereon as of the close of the preceding month, divided by (B) the number of monthly installments that have not yet been paid pursuant to this paragraph (iii) of this subsection (e).

                          (iv) The Executive also may elect, before the Change in Control, to have only a portion of the payment prescribed by paragraph (ii) of this subsection (e) paid in installments, and if he makes such an election, the amount of the lump-sum payment and the amount of each installment (as each would otherwise be determined in accordance with the preceding provisions of this subsection (e) if the payment were made entirely in a lump sum or entirely in installments, respectively) shall each be reduced pro tanto.





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                          (v)     The Executive may revoke or modify any
                 election made under paragraph (iii) or (iv) of this subsection
                 (e) before the Change in Control.

                          (vi)    If the Executive incurs a Qualifying
                 Termination, the Company shall provide the Executive, at the Company's expense, for a period beginning on the date of the Qualifying Termination, the same medical insurance and life insurance coverage as was in effect immediately prior to the Change in Control (or, if greater, as in effect immediately prior to the occurrence of the Qualifying Termination); such coverage shall end upon the earlier of (A) the expiration of 36 months after the Qualifying Termination, or (B)(1) with respect to medical insurance coverage, the date on which the Executive first becomes eligible for comparable medical insurance coverage provided by a firm that employs him following the Qualifying Termination, or (2) with respect to life insurance coverage, the date on which the Executive first becomes eligible for comparable life insurance coverage provided by such firm.

                          (vii)   If the Executive incurs a Qualifying
                 Termination, the Executive shall receive 36 months





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                 of additional service credit, for the purpose of receiving benefits and for vesting, retirement eligibility, benefit accrual, and all other purposes, under all employee benefit plans sponsored by the Company (including, but not limited to, health, life insurance, pension, savings, stock, stock option, and stock ownership plans, but excluding the Company's short-term and long-term disability plans and its Supplemental Executive Retirement Plan) in which he participated immediately prior to the Change in Control.

                          (viii) The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this subsection (e) either by seeking other employment or otherwise. The amount of any payment or benefit provided for in this subsection (e) shall not be reduced by any remuneration or benefit that the Executive may earn or receive from employment with another employer or otherwise following his Qualifying Termination, except, with respect to insurance, as specifically provided in paragraph (vi)(B)(1) and (2) of this subsection (e).

                 SECTION 1.7. REIMBURSEMENT OF EXECUTIVE BY THE





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COMPANY FOR CERTAIN TAXES.

                 (a) Excess Parachute Payments. If the payments and benefits provided for the Executive under this Agreement and, whether or not the Executive's employment is terminated, any other payments and benefits that the Executive may have a right to receive from the Company and/or any other person or entity, would result in "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code")), and the Executive would be required to pay an excise tax pursuant to
         Section 4999 (or any successor section) of the Code in respect of such excess parachute payments, the Company shall pay the Executive an additional amount (the "Reimbursement Amount") such that, after the payment by the Executive of such excise tax, and all federal, state and local taxes and any and all excise taxes that may be imposed on the receipt by the Executive of such Reimbursement Amount, the Executive would retain the amount of such excess parachute payments (subject to payment of applicable federal, state and local income taxes thereon) as if such excise tax had not been payable thereon. In calculating the Reimbursement Amount, it is to be assumed that the highest marginal combined





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         federal, state and local income tax rates payable by the Executive are applicable to the income for which the calculation is being made. The Reimbursement Amount shall, in the event of any question, be determined jointly by the firm of certified public accountants regularly employed by the Company and a firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the firms of certified public accountants consider such advice necessary, and, in the event such accounting firms are unable to agree on a resolution of the Reimbursement Amount payable, such Reimbursement Amount shall be determined by an independent firm of certified public accountants designated jointly by both accounting firms, and in the absence of such designation, such Reimbursement Amount shall be determined by an independent firm of certified public accountants selected as provided in the Commercial Arbitration Rules of the American Arbitration Association for the appointment of a neutral arbitrator. Each accounting firm shall simultaneously furnish to the Company and the Executive a written report of the Reimbursement Amount it calculated, including a specific explanation of how the Reimbursement Amount was determined. All expenses





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         incurred in determining such Reimbursement Amount (including without limitation any fees or amounts payable to the American Arbitration Association), whether incurred by the accounting firms, by the Company or by the Executive, shall be paid directly by the Company. In determining the Reimbursement Amount, the accounting firms shall take into account any and all compensation and benefits to which the Executive may be entitled, to the extent that such compensation and benefits are to be taken into account under applicable law in making such a determination, and shall take into account and apply, to the extent permissible under applicable law, the provisions of Section 280G of the Code relating to reasonable compensation for personal services.

                 (b) Subsequent Adjustments. If at a later date it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service or assessment by the Internal Revenue Service or final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Company (or its successor) shall pay the Executive an amount equal to the sum of (x) such





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         additional excise taxes, (y) any interest, fines and penalties resulting from such underpayment, plus (z) an amount necessary to reimburse the Executive for any income, excise or other taxes and any interest, fines and penalties payable by the Executive with respect to the amounts specified in (x) and (y) above and the reimbursement provided by (z), to the end that there shall be no out-of-pocket cost to the Executive as a result of any such underpayment and consequential interest, fines or penalties or income, excise or other taxes.

                                   ARTICLE II

                                 NONDUPLICATION

                 SECTION 2.1. EFFECT ON SEVERANCE POLICY. If the Executive becomes entitled to receive benefits under subsections (d) and (e) of Section
1.6 of this Agreement, the Executive shall not be entitled to any benefits under any Company severance or salary continuation policy. For this purpose, the Company's Supplemental Executive Retirement Plan shall not be deemed to be a "severance or salary continuation policy".

                 SECTION 2.2. GENERAL NONDUPLICATION. Nothing in this Agreement shall require the Company to make any payment





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or to provide any benefit or service credit that the Company is otherwise required to provide and does in fact provide under any other contract, agreement, policy, plan or arrangement.

                                  ARTICLE III

                                  TAX MATTERS

                 SECTION 3.1. WITHHOLDING. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

                                   ARTICLE IV

                         OTHER OBLIGATIONS OF EXECUTIVE

                 SECTION 4.1. CONFIDENTIALITY. Except as may be required by order of a court or governmental authority, the Executive shall not, without the written consent of the Company, disclose, or authorize or permit anyone under his direction to disclose, to any other person, firm, or corporation not properly entitled thereto, any confidential information relative to the business, products, services, sales, or financial condition of the Company. For purposes of the preceding sentence, persons properly entitled to such





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information shall be the Board and such officers, employees, and agents of the
Company to whom such information is furnished in the normal course of business under established policies of the Company.

                 SECTION 4.2. NON-COMPETITION. Until the first to occur of: (a) the Executive's Retirement; (b) the Executive's termination without Cause; (c) the resignation of the Executive for Good Reason; (d) a breach by the Company of any provision of this Agreement; (e) the first anniversary of a voluntary termination of employment by the Executive (other than a resignation for Good Reason or a termination without Cause, whether or not a Qualifying Termination); (f) the later of the first anniversary following a termination for Cause or the date on which the Term would have expired but for such termination for Cause; or (g) the expiration of the Term of this Agreement (other than due to termination for Cause or resignation for Good Reason), the Executive shall not, within a radius of 100 miles of Houston, Texas, engage in any business that is directly competitive with the Company.

                                   ARTICLE V

                               COLLATERAL MATTERS

                 SECTION 5.1. NATURE OF PAYMENTS. All payments to





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the Executive under this Agreement shall be considered either payments in consideration of his continued service to the Company or severance payments in consideration of his past services thereto.

                 SECTION 5.2. LEGAL EXPENSES. The Company shall pay directly all legal fees and expenses (a) that the Executive may incur as a result of the Company's contesting the validity, the enforceability or the Executive's interpretation of, or determinations under, this Agreement, (b) that the Executive may incur in order to enforce the provisions or defend the validity of this Agreement, or (c) that the Executive may incur in arbitrating disputes or controversies arising under or in connection with this Agreement (including without limitation any fees or amounts payable to the American Arbitration Association).

                 SECTION 5.3. INTEREST. If the Company fails to make, or cause to be made, any payment provided for herein within 30 days of the date on which the payment is due, the Company shall make such payment together with interest thereon. The interest shall accrue and be compounded monthly. The interest rate shall be equal to 120 percent of the publicly announced prime rate of Texas Commerce Bank prevailing on the first business day of each month, effective for the ensuing month, but not in excess of any legally





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permitted rate. The interest rate shall be adjusted at the beginning of each month.

                 SECTION 5.4. AUTHORITY. The execution of this Agreement has been authorized by the Board.

                                   ARTICLE VI

                               GENERAL PROVISIONS

                 SECTION 6.1. TERM OF AGREEMENT. Articles I through VI of this Agreement shall become operative and the Executive shall become subject to the obligations and entitled to the benefits of Articles I through VI of this Agreement on and after the first to occur of the Operative Date or a Change in Control. The Term of this Agreement shall be as described in the definition of "Term" in the provisions of this Agreement preceding Article I. However, notwithstanding any provision in Articles I through VI of this Agreement to the contrary, this Agreement shall not terminate or cease to have effect before both the Company and the Executive have fulfilled all of their obligations hereunder.

                 SECTION 6.2. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

                 SECTION 6.3. SUCCESSORS TO THE COMPANY. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by and against the Company and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by the Company and, without limitation of the foregoing, the Company shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume expressly, absolutely and unconditionally, and to agree to perform, this Agreement in the same manner and to the same extent as the Company would have been required to perform it if no such succession had taken place; provided, however, that in the event of a disposition by the Company of all or substantially all of the business and assets of the architectural, engineering and construction businesses of the Company (herein called "Services"), the Executive may elect that this Agreement not be assigned to and assumed by the successor to Services, in which event this Agreement shall not be assigned to and assumed by the successor to Services but shall continue to be binding upon and enforceable against the Company. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this Section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

                 SECTION 6.4. NONCORPORATE ENTITIES. If any provision of this Agreement refers to the board of directors of an entity that has no board of directors, the reference to board of directors shall be deemed to refer to the body, committee or person that has duties and responsibilities with respect to the entity that most closely approximate those of a board of directors of a corporation.

                 SECTION 6.5. SUCCESSOR TO THE EXECUTIVE. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by and against the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to Section 6.6 hereof, his designees ("Successors"). If the Executive dies while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors; provided that nothing in this Section 6.5 shall supersede the terms of any plan or arrangement (other than this Agreement) that is affected by this Agreement.

                 SECTION 6.6. NONALIENABILITY. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 6.6 shall not prohibit the Executive from designating one or more persons, on a form reasonably satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he dies before receiving them.

                 SECTION 6.7. NOTICES. All notices or elections provided for in this Agreement shall be in writing. Notices to the Company or elections by the Executive shall be deemed given when personally delivered against written receipt or sent by certified or registered mail or overnight delivery service, return receipt or written receipt requested, as the case may be, to CRS Sirrine, Inc., Suite 900, 1177 West Loop South, Houston, Texas 77027,
Attention: Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered against written receipt or sent by certified or registered mail or overnight delivery service, return receipt or written receipt requested, as the case may be, to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

                 SECTION 6.8. ARBITRATION.

                 (a) Binding Arbitration. Except as otherwise provided in this Agreement, any dispute, claim or controversy arising out of or in relation to this Agreement or the interpretation or breach thereof shall be arbitrated in accordance with this Section 6.8 and pursuant to the Federal Arbitration
Act (9 U.S.C Section 1 et seq.) (the "Act") to the extent not inconsistent herewith. Any determination of the arbitrators shall be binding and conclusive upon the parties hereto. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or application may be made to such court for a judicial confirmation of the award and an order of enforcement, as the case may be.

                 (b) Arbitration Panel. The arbitration panel shall consist of three arbitrators, one of whom shall be appointed by each of the Company and the Executive. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, such arbitrator shall be designated as provided in the Commercial Arbitration Rules of the American Arbitration Association for the appointment of a neutral arbitrator. If any arbitrator resigns or is unable to continue serving as such, the successor to such arbitrator shall be appointed by the party who appointed such arbitrator or by the remaining arbitrators if they had appointed such arbitrator, or as provided in the Commercial Arbitration Rules of the American Arbitration Association for the appointment of a neutral arbitrator, as the case may be. A stenographic record of the arbitration proceedings shall be made and in the event a successor arbitrator must be appointed he may rely on such record and no rehearing shall be required.

                 (c) Venue. The place of arbitration shall be Houston, Texas.

                 (d) Limitations. Notwithstanding the foregoing, it is hereby agreed that no arbitration panel shall have any power to add to, alter or modify the terms and conditions of this Agreement or to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement.

                 (e) Continuation of Compensation During Arbitration. Notwithstanding the pendency of any such dispute or controversy, the Company shall continue to provide to the Executive his full compensation, in accordance with this Agreement as in effect when the notice of dispute is given, until such time as the dispute is resolved or the Agreement is earlier terminated as provided herein. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                 SECTION 6.9. AMENDMENT. No amendment to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

                 SECTION 6.10. WAIVERS. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

                 SECTION 6.11. SEVERABILITY. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

                 SECTION 6.12. AGENTS. The Company may make arrangements to cause any agent or other party, including an affiliate of the Company, to make any payment or to provide any benefit that the Company is required to make or to provide hereunder; provided, that no such arrangement shall relieve or discharge the Company of its obligations hereunder except to the extent that such payments or benefits are actually made or provided.

                 SECTION 6.13. Captions. The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.

                 SECTION 6.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTESTED BY:                                 CRS SIRRINE, INC.

/s/ FRANK PERRONE                            By: /s/ RICHARD DAERR
- - ----------------------------                    ----------------------------
Secretary

(Seal)
                                             By: /s/ BRUCE W. WILKINSON
                                                ----------------------------


                                                     Bruce W. Wilkinson
                                             -------------------------------
                                                         EXECUTIVE

                                   SCHEDULE A

                                  DEFINITIONS

                 As used in this Amended and Restated Employment Agreement, dated as of June 30, 1988, between the Company and Bruce W. Wilkinson (the "Agreement"), of which this Schedule A forms a part, references to sections below shall be references to sections in the Agreement, capitalized terms not otherwise defined below shall have the meanings ascribed thereto in the Agreement, including this Schedule A, and the following terms shall have the meanings set forth below:

                 "Aggregate Bonus" shall mean the total of the incentive compensation and bonuses earned by the Executive for a particular year (including, but not limited to, the sum of his bonuses, incentive compensation, and other awards under the CRS Sirrine, Inc. Senior Management Incentive Award Plan, as amended from time to time, or any successor thereto, the CRS Sirrine, Inc. Discretionary Bonus Plan, as amended from time to time, or any successor thereto, and any other bonuses or incentive compensation).

                 "Base Salary" shall mean a base salary at the annual rate of at least $280,000.00 for the 1988 fiscal year and thereafter at an annual rate of not less than $280,000.00, or at such greater rate as the Compensation

Committee of the Board with the approval of the Board shall from time to time determine, payable in substantially equal monthly installments.

                 "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

                 "Change in Control" shall be deemed to occur when and only when any of the following events first occurs:

                 (a) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding voting securities; or

                 (b) three or more directors, whose election or nomination for election is not approved by a majority of the Incumbent Board (as hereinafter defined), are elected within any single 24-month period to serve on the Board of Directors of the Company; or

                 (c) members of the Incumbent Board cease to constitute a majority of the Board of Directors without the approval of the remaining members of the Incumbent Board; or

                 (d) any merger (other than a merger in which the Company is the survivor and there is no accompanying Change in Control under paragraphs (a), (b) or (c) above), consolidation, liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

                 Notwithstanding the foregoing, a Change of Control shall not be deemed to occur pursuant to paragraph (a) above (i) solely because 25 percent or more of the combined voting power of the Company's outstanding securities is acquired by one or more employee benefit plans maintained by the Company or by any other employer the majority interest in which is held, directly or indirectly, by the Company; and (ii) with respect to any disposition by the Company of all or substantially all of the business and assets of Services if the Executive elects prior to such disposition pursuant to Section 6.3 that this Agreement not be assigned to and assumed by the successor to Services. For purposes of this definition of Change in Control, the terms "person" and "beneficial owner" shall have the meanings set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder, as in effect on June 30, 1988; and the term "Incumbent Board" shall mean (i) the members of the Board of Directors of the Company on June 30, 1988, to the extent that they continue to serve as members of the Board of Directors, and (ii) any individual who becomes a member of the Board of

Directors after June 30, 1988, if his election or nomination for election as a director was approved by a vote of at least three-quarters of the then Incumbent Board.

                 "Date of Termination" shall mean:

                 (a) if the Executive's employment is terminated by his death, the date of his death;

                 (b) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given;

                 (c) if the Executive's employment is terminated by Retirement, the date specified in the Notice of Termination;

                 (d) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination;

                 (e) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; and

                 (f) if the Executive terminates his employment by resignation, whether or not for Good Reason, the date on which a Notice of Termination is given;

provided that, in each such case, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of

Termination (if any) shall be the date determined either by mutual written agreement of the parties, by arbitration as provided in Section 6.8 of the Agreement, or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), and provided that, during the pendency of any such dispute, the Company shall continue to provide to the Executive his full compensation in accordance with this Agreement as in effect when the notice of dispute is given until the resolution of the dispute or the expiration of the Term, whichever occurs earlier.

                 "Disability" shall mean an illness or injury that prevents the Executive from performing his duties with the Company (as they existed immediately before the illness or injury) on a full time basis for twelve (12) consecutive months.

                 "Notice of Termination" shall mean a notice that shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                 "Operative Date" shall mean the date on which the Board of Directors of the Company is not comprised of individual Directors at least seventy-five percent (75%) of whom were members of the Board on June 30, 1988.

                 "Retirement" shall mean the Executive's termination of employment upon or after attaining age 65.

                 Termination "for Cause" shall mean termination of employment of the Executive by the Company hereunder if and only if the Executive (a) engages in unlawful acts that violate laws of the United States or of any state thereof and that are intended to result in the substantial personal enrichment of the Executive at the Company's expense, or (b) engages (except by reason of incapacity due to illness or injury) in a material willful violation of his responsibilities to the Company that results in a material injury to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, consisting of a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board of Directors at a duly held meeting of the Board of Directors (with reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors), finding that the Executive has engaged in the conduct set forth above in this definition of termination for Cause and specifying the particulars thereof in detail. The Board of Directors may not delegate or assign its duties respecting the resolution required in a Notice of Termination.

                 Termination or resignation "for Good Reason" shall mean termination of employment of the Executive by the Executive hereunder if and only if one or more of the following occurs after the Operative Date or a Change in Control, as the case may be:

                 (a) a change in the Executive's status or position(s) with the Company that, in the Executive's reasonable judgment, represents a demotion from the Executive's status or position(s) in effect immediately prior to the Operative Date or the Change in Control, as the case may be;

                 (b) the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status or position(s) in effect immediately prior to the Operative Date or the Change in Control, as the case may be;

                 (c) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for Cause or as a result of the Executive's Retirement, Disability or death;

                 (d) a reduction by the Company in the Executive's total compensation (which shall be deemed, for this purpose, to be equal to the Base Salary that he earned for the year preceding the Operative Date or the Change in Control, as the case may be, plus the Aggregate Bonus that he would have earned for the current year under the same criteria that were in effect for such preceding year);

                 (e)      a material increase in the Executive's
         responsibilities or duties without a commensurate increase in total compensation;

                 (f) the failure by the Company to continue in effect any Plan (as defined below) in which the Executive is participating immediately prior to the Operative Date or the Change in Control, as the case may be (or plans or arrangements providing the Executive with substantially equivalent benefits), other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the Operative Date or the Change in Control, as the case may be;

                 (g) any action or inaction by the Company that would adversely affect the Executive's continued
         participation in any Plan on at least as favorable a basis as was the case immediately prior to the Operative Date or the Change in Control, as the case may be, or that would materially reduce the Executive's benefits in the future under the Plan or deprive him of any material benefits that he enjoyed immediately prior to the Operative Date or the Change in Control, as the case may be, except to the extent that such action or inaction by the Company is required by the terms of the Plan as in effect immediately prior to the Operative Date or the Change in Control, as the case may be, or is necessary to comply with applicable law or to preserve the qualification of the Plan under section 401(a) of the Code, and except to the extent that the Company provides the Executive with substantially equivalent benefits;

                 (h) the Company's failure to provide and credit the Executive with the number of days of paid vacation, holiday or leave to which he is then entitled in accordance with the Company's normal vacation, holiday or leave policy in effect immediately prior to the Operative Date or the Change in Control, as the case may be;

                 (i) the imposition of any requirement that the Executive be based anywhere other than within 25 miles of where his principal office was located immediately prior to the Operative Date or the Change in Control, as the case may be;

                 (j) a material increase in the frequency or duration of the Executive's business travel;

                 (k) the Company's failure to obtain the express assumption of this Agreement by any successor to the Company as provided by Section 6.3 hereof;

                 (l) any attempt by the Company to terminate the Executive's employment that is not effected pursuant to a Notice of Termination and otherwise constituting a termination other than for Cause or that does not afford the Executive the procedural protections prescribed under the definition of Termination for Cause in this Schedule A; or

                 (m) any violation by the Company of any agreement (including this Agreement) between it and the Executive.

Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause, Retirement, or death, and no action by the Company specified in paragraphs (a) through (d) above shall give rise to a Good Reason if it results from the Executive's Disability. A Good Reason shall not be deemed to be waived by reason of the Executive's continued employment as long as the termination of the Executive's employment occurs within the earliest of (i) six months after the Good Reason arises, (ii) three years after the Change in Control, or (iii) the end of the Term of the Agreement. For purposes of this definition of termination for Good Reason, "Plan" means any compensation plan, such as an incentive, stock option, or restricted stock plan, or any employee benefit plan, such as a thrift, pension, profit-sharing, stock bonus, long-term performance award, medical, disability, accident, or life insurance plan, or a relocation plan or policy, or any other plan, program or policy of the Company that is intended to benefit employees.